UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 29, 2015

FXCM Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street, FL 50 New York, NY, 10041

(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPOATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On September 29, 2015, FXCM, Inc. (the “Company”) filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”) to implement a one-for-ten reverse split of our common stock (the “Reverse Split”), as previously authorized and approved at our Special Meeting of Stockholders on September 21, 2015. The Reverse Split will be effective as of 9 a.m. (Eastern Time) on October 1, 2015, and our common stock will begin trading on the NYSE on a post-split basis on October 1, 2015.

As a result of the Reverse Split, every ten (10) shares of our common stock will be combined into one (1) share of capital stock. The Reverse Split affects all of our common stock outstanding immediately prior to the effective time of the Reverse Split. In addition, the Reverse Split will effect a reduction in the number of shares of common stock issuable upon the exercise of outstanding stock options. In lieu of fractional shares to which a holder of our common stock would otherwise be entitled as a result of the Reverse Split, we will pay cash based on the closing sales price of our common stock on the NYSE on September 30, 2015.

A copy of the Amendment is included herewith as Exhibit 3.1.

ITEM 8.01. OTHER EVENTS.

On September 29, 2015, the Company issued a press release pertaining to the Revere Split referenced above. A copy of that press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 8.01 by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation
99.1	Press Release issued on September 29, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FXCM INC.

By:	/s/Robert Lande
	Name:	Robert Lande
	Title:	Chief Financial Officer

Date:  September 29, 2015